Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of USD Partners LP of our report dated July 18, 2014, relating to our audit of the combined financial statements of the predecessor to USD Partners LP as of December 31, 2013 and 2012, and for the years then ended, and of our report dated July 14, 2014, relating to our audit of the balance sheet of USD Partners LP as of June 5, 2014.

/s/ UHY LLP

Farmington Hills, Michigan

December 18, 2014